Exhibit 5.1

Keizersgracht 617 1017 DS Amsterdam	Postbus 10896 1001 EW Amsterdam	T +31 20 891 3900 F +31 20 891 3901	info@rutgersposch.com www.rutgersposch.com

uniQure N.V. Paasheuvelweg 25 1105 BP Amsterdam The Netherlands

Our ref
20210387/2025/13
Date
26 September 2025

Re:	uniQure N.V. – SEC Form 8-K filing opinion letter

Dear Sir, Madam,

1.	Introduction

We have acted as legal counsel to the Issuer as to certain matters of Dutch Law in connection with the Offering and the filing of the Prospectus Supplement.

2.	Definitions

Certain terms used in this opinion letter are defined in Annex 1 (Definitions) hereto.

3.	Dutch law

We express an opinion on Dutch Law only, (i) including case law but only if published in journals, either in printed or electronic form, and (ii) excluding tax, competition, sanction (including anti-boycott and blocking and export control), data protection and procurement laws and, for the avoidance of doubt, the laws of the European Union insofar as not implemented in Dutch Law or directly applicable in the Netherlands. Our investigation has further been limited to the text of the documents. We have not investigated the meaning and effect of any document governed by a law other than Dutch Law. The opinions expressed herein are rendered only on the date of this opinion letter and we assume no obligation to advise you of facts, circumstances, events or changes in Dutch Law that may hereafter arise or be brought to our attention and that may alter, affect or modify the opinions expressed herein.

The general terms and conditions of Rutgers & Posch N.V. in Amsterdam (Traderegister no. 56919891), which stipulate a limitation of liability, the applicability of Dutch law and the exclusive jurisdiction of the district court in Amsterdam, are applicable to all work performed. The general terms and conditions are available at www.rutgersposch.com.

Dutch legal opinion – uniQure N.V.

4.	Scope of investigation

4.1.	For the purposes of this opinion letter, we have exclusively examined and relied solely upon copies of the following documents:

(a)	the Registration Statement;

(b)	the Prospectus Supplement;

(c)	the Extract;

(d)	the Deed of Incorporation;

(e)	the Deed of Conversion;

(f)	the Articles of Association;

(g)	the Shareholders’ Register;

(h)	the Company Certificate; and

(i)	the Underwriting Agreement.

4.2.	In addition, we have performed such other investigations as we considered necessary for the purposes of this opinion letter.

5.	Assumptions

For the purposes of this opinion letter, we have assumed that:

5.1.	all copies of documents conform to the originals and all such originals are authentic and complete;

5.2.	each signature is the genuine signature of the individual concerned;

5.3.	all factual matters, statements in documents, confirmations and other results of our investigation, relied upon or assumed herein, are true and accurate on the date of this opinion letter;

5.4.	each of the statements in the Company Certificate is accurate and complete on the date of this opinion letter;

5.5.	each of the Registration Statement and the Prospectus Supplement has been or will be filed with the SEC in the form referred to in this opinion letter;

Dutch legal opinion – uniQure N.V.

5.6.	the issue of the New Shares, Warrant Shares and any Option Shares and the grant of any rights to subscribe for any Warrant Shares will be, validly authorised in accordance with the articles of association of the Issuer in force and effect at the time of authorisation;

5.7.	any pre-emptive rights in respect of the issue of the New Shares, Warrant Shares and any Option Shares and the grant of any rights to subscribe for any Warrant Shares will be, observed or validly excluded in accordance with the articles of association of the Issuer in force and effect at the time of observance or exclusion;

5.8.	the authorised share capital of the Issuer at the time of the issue of the New Shares, Warrant Shares and any Option Shares will be sufficient to allow for the issue;

5.9.	the New Shares, Warrant Shares and any Option Shares will be, (i) issued in the form and manner prescribed by the articles of association of the Issuer in force and effect at the time of issue, and (ii) accepted by the subscribers for them in accordance with all applicable laws (including, for the avoidance of doubt, Dutch Law); and

5.10.	the nominal amount of the New Shares, Warrant Shares and any Option Shares and any agreed share premium thereon will be, validly paid.

6.	Opinions

Based upon the foregoing and subject to any factual matters and documents not disclosed to us in the course of our investigation, and subject to paragraph 7 hereafter, we express the following opinions:

6.1.	The Issuer has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

6.2.	The New Shares, Warrant Shares and any Option Shares, when issued, will have been validly issued, will be fully paid and will be non-assessable.[1]

7.	Reliance

7.1.	This opinion letter is furnished to you in order to be filed in connection with the Offering and as an exhibit to a form 8-K which will be filed on or about the same time as the Prospectus Supplement and may only be relied upon by you for such purpose. We consent to the filing of this opinion letter as Exhibit 5.1 on form 8-K in connection with the Offering and further consent to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act or the rules and regulations promulgated thereunder.

[1]	The term “non-assessable” has no equivalent in Dutch and as used in this opinion letter means that a holder of a share will not, by reason of merely being such a holder, be subject to assessments or calls by the Issuer or its creditors for further payment (in addition to the amount required for the share to be fully paid) on such share.

Dutch legal opinion – uniQure N.V.

7.2.	This opinion letter may only be relied upon by you on the condition, and by accepting this opinion letter you agree with us, that (i) this opinion letter including the agreement in this paragraph 7.2 and any issues of interpretation or liability arising hereunder will be governed by Dutch Law and be brought before a court in the Netherlands exclusively, (ii) no person other than Rutgers & Posch N.V. will have any liability pursuant to or in connection with this opinion letter and any potential claim towards such person, on any basis whatsoever, is expressly waived, and (iii) any possible liability of Rutgers & Posch N.V. is limited to the amount available and payable under Rutgers & Posch N.V.’s liability insurance coverage.

Yours faithfully,

/s/ Rutgers & Posch N.V.
Rutgers & Posch N.V.

Dutch legal opinion – uniQure N.V.

Annex 1

Definitions

Articles of Association means the articles of association (statuten) of the Issuer, dated 22 June 2021, as deposited with the Chamber of Commerce;

Chamber of Commerce means the Dutch Chamber of Commerce;

Company Certificate means the certificate, dated 26 September 2025, attached as Annex 2 (Company Certificate) hereto;

Deed of Conversion means the deed of conversion and amendment of the articles of association of the Company, dated 10 February 2014, as deposited with the Chamber of Commerce;

Deed of Incorporation means the deed of incorporation of the Issuer, dated 9 January 2012, as deposited with the Chamber of Commerce;

Dutch Law means the laws of the Kingdom of the Netherlands excluding Aruba, Bonaire, Curacao, Saba, Sint Eustatius and Sint Maarten (the Netherlands) as they currently stand and are applied by the courts of the Netherlands;

Extract means an extract from the trade register of the Chamber of Commerce relating to the Issuer, dated 26 September 2025;

Insolvency means a suspension of payments (surseance van betaling), a bankruptcy (faillissement) or any equivalent or analogous regime under the laws of any foreign country;

Issuer means uniQure N.V., a public limited liability company (naamloze vennootschap) incorporated under Dutch Law, having its corporate seat in Amsterdam, the Netherlands, and registered with the trade register of the Chamber of Commerce under number 54385229;

New Shares means the 5,789,473 ordinary shares in the share capital of the Issuer with a nominal value of EUR 0.05 each, to be issued in accordance with the terms of the Underwriting Agreement pursuant to the Prospectus Supplement and the accompanying base prospectus that form a part of the Registration Statement;

Offering means the offering of the New Shares, Warrant Shares and Option Shares pursuant to the Prospectus Supplement;

Option Shares means the up to 947,368 ordinary shares in the share capital of the Issuer with a nominal value of EUR 0.05 each, to be issued in accordance with the terms of the Underwriting Agreement pursuant to the Prospectus Supplement and the accompanying base prospectus that form a part of the Registration Statement to cover the option to purchase additional ordinary shares in the share capital of the Issuer with a nominal value of EUR 0.05 each;

Dutch legal opinion – uniQure N.V.

Prospectus Supplement means the prospectus supplement of the Company, dated 25 September 2025, including the accompanying base prospectus dated 7 January 2025, which was filed by the Company on 25 September 2025 pursuant to Rule 424(b)(5) promulgated under the Securities Act, including all documents and information incorporated therein by reference;

Registration Statement means the automatic shelf registration statement of the Issuer on Form S-3 filed with the SEC on 7 January 2025 (File No. 333-284168);

SEC means the U.S. Securities and Exchange Commission;

Shareholders’ Register means the shareholders’ register of the Issuer held by Computershare Trust Company, N.A. as at close of business on 25 September 2025;

Underwriting Agreement means the underwriting agreement dated on 25 September 2025 between the Issuer and Leerink Partners LLC, as representative of the several underwriters named therein;

U.S. Securities Act means the U.S. Securities Act of 1933, as amended; and

Warrant Shares means the 526,316 ordinary shares in the share capital of the Issuer with a nominal value of EUR 0.05 each, to be issued in accordance with the terms of the Underwriting Agreement pursuant to the Prospectus Supplement and the accompanying base prospectus that form a part of the Registration Statement.